Exhibit 99.1

ARES CAPITAL CORPORATION UPSIZES, EXTENDS AND REDUCES PRICING ON ITS REVOLVING CREDIT FACILITY

Banks Continue To Show Strong Support for ARCC with Five-Year $1.29 Billion Facility Currently Priced at LIBOR + 1.75%

NEW YORK — March 30, 2015 — Ares Capital Corporation (NASDAQ: ARCC) announced today that it has amended and extended its senior secured revolving credit facility with 20 banks, including 19 existing lenders and one new lender.  Total commitments to the facility grew from $1.25 billion to $1.29 billion, and the final maturity of the facility was extended by one year to May 4, 2020. Further, the stated interest rate on the facility was changed from LIBOR plus 2.00% to a formula-based calculation resulting in a stated interest rate of either LIBOR plus 1.75% or LIBOR plus 2.00%. As of today under this formula, the stated interest rate on the facility is LIBOR plus 1.75%.

“We are pleased that our banking relationships continue to show significant confidence in ARCC,” said Penni Roll, Chief Financial Officer of Ares Capital Corporation. “Reducing our cost of capital is a key area of focus for us, and we are grateful that our lenders have supported us by providing long-dated capital on attractive terms.”

In addition to this $1.29 billion credit facility, Ares Capital Corporation, through wholly owned financing subsidiaries, has two other revolving funding facilities with total commitments of $940 million, bringing total revolving credit capacity to approximately $2.2 billion (subject to borrowing base and leverage restrictions) with a blended stated interest rate on these commitments of LIBOR plus 1.92%.

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses, oil and gas related businesses and power generation projects. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager with approximately $86 billion of assets under management as of December 31, 2014, pro forma for the acquisition of Energy Investors Funds, which closed on January 1, 2015. For more information, visit www.arescapitalcorp.com.

Contact:

Ares Capital Corporation
Carl Drake

(888) 818-5298, cdrake@aresmgmt.com

Jana Markowicz

(888) 818-5298, markowicz@aresmgmt.com